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                                                                    EXHIBIT 10.1

                                 AGRILINK FOODS
                            EXCELLENCE IN PERFORMANCE
                         A MANAGEMENT INCENTIVE PROGRAM

                                   FISCAL 2003

Agrilink Foods EXCELLENCE IN PERFORMANCE management incentive program is a discretionary annual cash bonus program. This program is an important component of compensation. When combined with base salary, it creates a total compensation opportunity that, when business goals are achieved, is competitive within the food industry, and, when those goals are exceeded, provides an above-market compensation opportunity.

The objective of the program is to align key managers' financial objectives with those of Agrilink owners. It is designed to motivate managers to perform in a way that will optimize Agrilink earnings, and to effectively manage cash flow and reduce company debt. The Plan recognizes the impact key managers can have on the achievement of Agrilink business goals by rewarding those achievements.

PARTICIPATION

Participation is limited to a group of key managers selected by the executive committee and approved by the board of directors. Participation of key positions will be determined based on average bonus participation levels of similar positions in other companies with which we compete, as well each position's direct impact on the bottom line results. Participation will be determined each year, and participation in one year does not guarantee participation in future years.

TARGETED INCENTIVE AWARDS

Individual target incentive awards are established solely to create an incentive pool. Each participating manager's targeted bonus award, or bonus opportunity, is based on competitive bonuses paid at other food companies which are similar in size to Agrilink Foods and is expressed as a percentage of base salary paid during the fiscal year. The sum of these individual targeted bonuses represents the company's targeted bonus pool.

VICE PRESIDENT, DIRECTOR OR FACILITY MANAGERS- Targeted bonus percentages for salaried exempt employees at a vice president, director or facility manager level are determined according to a sliding scale (which has not changed since last year).

ALL OTHER MANAGERS- All other managers selected to participate in this program have a targeted bonus percentage of 10% of base salary paid during the fiscal year.




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TARGETED BONUS POOL

The sum of all participants' individual targeted bonus opportunity creates the overall bonus pool.

FISCAL 2003 PERFORMANCE TARGETS

The performance targets for Agrilink are established annually by the Agrilink Foods Executive Committee and the Agrilink Board of Directors. In Fiscal 2003, the performance targets are Agrilink Foods Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) pre-incentives, Net Debt Reduction, and other criteria determined at the Board of Directors' discretion. Fifty-five percent (55%) of the bonus pool will be based on EBITDA pre-incentives. Thirty-five percent (35%) of the bonus pool will be based on Net Debt Reduction. The remaining ten percent (10%) of the bonus pool will be based on board discretion. The performance targets and this program overall are subject to change each year to insure they are consistent with Agrilink annual business objectives and strategic direction. Adjustments to either EBITDA or to Net Debt Reduction may be made at the full discretion of the Board of Directors. In addition, 10% of the bonus pool is at the Board of Director's full discretion.

INCENTIVE PAYMENTS

Each year, the Agrilink Foods Management Executive Committee and the Compensation Committee of the Board of Directors will review the annual profit plan and will establish the appropriate potential bonus payment levels associated with incremental changes in Agrilink Foods EBITDA and Net Debt Reduction. Generally, performance targets of greater difficulty will result in the potential for higher bonus awards, when those targets are met or exceeded. Should actual results fall below the minimum target levels established for the year, no incentive awards will be paid.

In Fiscal 2003 a threshold of Reported EBITDA has been established. Fiscal 2003 bonus payments are incumbent upon Agrilink achieving this Reported EBITDA threshold level. If the company does not achieve this Reported EBITDA threshold level, then no incentive awards will be paid, regardless of company or individual performance.

INDIVIDUAL AWARDS ARE DISCRETIONARY AND WILL BE DETERMINED BY THE MANAGEMENT EXECUTIVE COMMITTEE MEMBER BASED ON THE ASSOCIATE'S INDIVIDUAL PERFORMANCE, WITH FINAL APPROVAL OF THE AGRILINK CEO. Therefore, favorable performance of Agrilink as a whole does not guarantee an award to any individual participant; rather it represents bonus opportunity. Participants' individual targeted awards are used solely to create the overall target incentive pool. Agrilink earnings performance against pre-established targets will either increase or decrease the incentive pool. The allocation to each individual of this incentive pool is totally discretionary, based on individual performance. Any participant receiving a performance rating of 'Below Expectations' will be ineligible for an annual




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incentive  award.  The  Compensation  Committee of the Board of  Directors  must approve all bonus payments before they are paid.

PAYMENT OF AWARDS

Individual incentive awards will be paid via payroll on the September 15th following each fiscal year end. ("Highly compensated employees" have the ability to defer all or a portion of their annual bonus into the Non-qualified 401(k) Plan.) The payments are subject to the appropriate income and payroll tax withholding, 401(k) deductions, and court-ordered garnishments. Deferred awards are subject to FICA withholding in the year they are earned.

IN ORDER TO RECEIVE AN AWARD, AN INDIVIDUAL MUST BE AN ACTIVELY EMPLOYED ASSOCIATE OF THE COMPANY AND ON THE ACTIVE PAYROLL ON THE SEPTEMBER 15TH PAYMENT DATE. Exceptions to this are for retirement, disability or death, which MAY occasion pro-rata payments, based upon actual salary earned during the fiscal year. Any other exceptions are to be made only with the approval of the Agrilink CEO.

FUTURE OF THE PROGRAM

This program is reviewed annually by the company and its board of directors to insure that it is consistent with the company's business objectives. The company reserves the right to amend or terminate this Plan at any time, at its discretion.